Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement ("Agreement") is made on the 7th day of April, 2014 (“Effective Date”) between ASC Recap LLC (the “ASC”), a Connecticut limited liability company, with principal offices at 90 Grove Street, Ridgefield CT 06877, and Brazil Gold Corp. (the “Company”) a State of Nevada Corporation, with principal offices in Hendersonville, TN.

WHEREAS, ASC has experience in corporate structure and valuation,  mergers and acquisitions, strategic alliances, financing and other matters relating to the general business and operating affairs of private and public companies;

The Company desires to retain ASC to provide a variety of financial, business consulting and advisory services, and ASC is willing to provide such services pursuant to the terms of this agreement.

In consideration of the terms of this Agreement the Company and ASC agree as follows:

ARTICLE 1

ENGAGEMENT

1.1

The Company hereby engages and retains ASC, on a non-exclusive basis, under the terms of this agreement to render certain business, financial consulting and advisory services to the Company.

ASC is hereby engaged and retained by the Company to provide, as and when requested by the Company, amongst other things;

1.

Financial management services- cash flow projection, balance sheet optimization and debt restructuring.

2.

Third party service provider support-Coordinating functions with third party service providers.  Interfacing with Investor/Public Relations to increase Company awareness in the financial marketplace.

The services to be rendered by ASC to the Company shall under no circumstances include the following:  (i) any activities which could be deemed by the Securities and Exchange Commission to constitute investment banking or any other activities requiring ASC to be registered as a broker-dealer under the Securities Act of 1934; and (ii) any activities which could be deemed to be in connection with the offer or sale of securities in a capital raising transaction unrelated to the Equity Purchase Agreement.  Furthermore, it is specifically understood that all capital raising transactions associated with the Company will be processed and completed through a FINRA registered broker dealer.

1.2

ASC hereby acknowledges and agrees that this engagement is on a non-exclusive basis and, therefore, the Company will, during the Term of this Agreement, be free to engage or retain any other entity to render the same or similar services to it.  The Company hereby acknowledges that this engagement does not prohibit ASC from rendering similar services to others.  The Company hereby acknowledges that ASC has and may hereafter perform services for vendors, strategic partners, or other third parties doing business or otherwise having a relationship with the Company, and consents thereto and waives any conflict of interest with respect thereto.

1.3

The Company will provide ASC with all financial and business information and documentation concerning the Company which is reasonably requested by ASC hereunder to the extent such information and documentation is available without the Company incurring any unreasonable effort or expense.  In addition, the Company will make its executive officers and members of its Board of Directors available to ASC, upon reasonable advance notice and request of ASC, for the purpose of providing information to ASC in connection with its contemplated services hereunder.

1.4

ASC will only be required to devote such of its time and efforts as it may determine is necessary for the performance of its services hereunder. ASC will perform its services hereunder in the highest professional manner and will provide such of its staff and personnel as it may deem necessary for the performance of its services hereunder.

1.5

The Company acknowledges that ASC does not guarantee that its Services will have an impact upon the Company’s business or that subsequent financial improvement or advantage will result from the Consulting Services. Company understands and acknowledges that the success or failure of ASC’s efforts will be predicated on Company’s assets and operating results.

ARTICLE 2

COMPENSATION

2.1

In consideration of ASC's services under this Agreement, the Company shall issue to ASC 3,500 shares of Series C Preferred Stock .

ARTICLE 3

MISCELLANEOUS

3.1

Independent Contractor Relationship.  Nothing herein or attached shall be construed to create the relationship of employer and employee between the Company and ASC. ASC acknowledges that as an independent contractor it, (1) is not entitled to unemployment insurance benefits; (2) is not entitled to workers compensation benefits; and (3) is obligated to file federal and state income tax reports on any monies paid pursuant this arrangement.

3.2

Authority.  Under this Agreement, ASC will have no authority whatsoever to assume or create any obligation, liability, or undertake and responsibility whatsoever, express or implied on behalf of or in the name of the Company or any affiliate other than those required to perform the services identified under this Agreement.

3.3

Confidential Information and Other Restrictions.  Either during or after the term of this Agreement, ASC agrees not to communicate, disclose, or utilize to the ASCs own benefit or the benefit of any other entity or persons, any techniques, plans, designs, programs, customer information or other information not in the public domain pertaining to the business or affairs of the Company or of any of its affiliates.  Information shall not be considered to be in the public domain if revealed or disclosed in contravention of this Agreement or the agreements made between the Company and other parties except in accordance with the company’s privacy notice provisions and in furtherance of the business of the Company.  Upon termination of this Agreement the ASC agrees to immediately surrender to the Company all original documentation, software, or computer systems programs, and copies any other documents and material received while retained under this Agreement.  ASC shall not retain or deliver to any other entity or person any of the foregoing or a summary or memorandum thereof.

3.4

Contracts or Other Agreements with Former Employer or Business.  The ASC hereby represents and warrants that ASC is not subject to any employment agreement or similar document, except as previously disclosed and delivered to the Company, with a former employer or any business with which the ASC has been associated, which on its face prohibits the ASC during a period of time which extends through the date of this letter from any of the following: (i) competing with, or in any way participating in a business which competes with the Executive’s former employer or business; (ii) soliciting personnel of such former employer or business to leave such former employer’s employment or to leave such business; or (iii) soliciting customers of such former employer or business on behalf of another business.

3.5

Termination.  This Agreement may be terminated by either party; (i) upon giving sixty (60) days written notice to the other party; provided however, that if the Company terminates this Agreement by written notice, the Company shall remain obligated to pay the Management Fee through the end of such 60 day period, or (ii) for Cause at any time.  For purposes of  this Agreement, “Cause” means the occurrence of any of the following events: (i) willful and continued failure (other than such failure resulting from personnel’s  incapacity during physical or mental illness) by the ASC to substantially perform duties with the Company; (ii) conduct by the ASC or its personnel that amounts to willful misconduct or gross negligence; (iii) any act by ASC or its personnel of fraud, misappropriation, dishonesty, embezzlement or similar conduct against the Company; (iv) commission by ASC of a felony or any other crime involving dishonesty; or (v) a material breach of the Agreement by the either the Company or the ASC.

3.6

Indemnification.  In no event shall the ASC and its personnel be liable for consequential, special, indirect, incidental, punitive, or exemplary loss, damage, cost or expense (including, without limitation, lost profits and opportunity costs) unless due to gross negligence on the part of the ASC or its personnel.  The Company agrees to indemnify and hold harmless the ASC and its personnel and any affiliate of the ASC from and against any and all actions, losses, damages, claims, liabilities, costs and expenses (including without limitation, reasonable legal fees and expenses) in any way arising out of or relating to this Agreement, unless such is do to gross negligence on the part of the ASC or its personnel.  The provision of this paragraph shall apply regardless of the form of action, loss, damage, claim, liability, cost, or expense, whether in contract, statute, tort (including without limitation, negligence), or otherwise.  The provisions of this paragraph shall survive the completion or termination of this Agreement.  The Company further agrees to cover any reasonable legal or other professional services costs on behalf of ASC should the need for such arise out of any claims made against ASC and its personnel relating to the services provided under this Agreement.

3.7

This Agreement constitutes the sole and entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, representations, warranties, statements, promises, arrangements and understandings, whether oral or written, express or implied, between the parties hereto with respect to the subject matter hereof and may not be amended or modified except by an instrument in writing signed by the party to be bound hereby.

3.8

All notices, consents, requests, demands and other communications required or permitted to be given under this Agreement (collectively, the "Notices") shall be in writing and delivered personally, receipt acknowledged, or mailed by registered or certified mail, postage prepaid, return receipt requested, addressed to the parties hereto identified above (or to such other addresses as either of the parties hereto shall specify by notice given in accordance with this provision).  All such Notices shall be deemed given when personally delivered as aforesaid, or, if mailed as aforesaid, on the third business day after the mailing thereof or on the day actually received, if earlier, except for a notice of a change of address which shall be effective only upon receipt.

3.9

Neither party hereto may assign this Agreement or its or their respective rights, benefits or obligations hereunder without the written consent of the other party hereto.

3.10

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assignees.

3.11

No waiver of any provision of this Agreement or of any breach thereof shall be effective unless in writing and signed by the party to be bound thereby.  The waiver by either party hereto of a breach of any provision of this Agreement, or of any representation, warranty, obligation or covenant in this Agreement by the other party hereto, shall not be construed as a waiver of any subsequent breach or of any other provision, representation, warranty, obligation or covenant of such other party, unless the instrument of waiver expressly so provides.

3.12

This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut with respect to contracts made and to be fully performed therein, without regard to the conflicts of laws principles thereof.

3.13

If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of this Agreement shall remain in full force and effect.

3.14

This Agreement may be executed in one or more counterparts, each of which, when executed and delivered, shall be deemed an original, but all of which when taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement of the day and year first above written.

ASC RECAP LLC

By: /s/ Stephen M Hicks

Stephen M Hicks

Manager

BRAZIL GOLD CORP.

By: /s/ Stephen Price

Chief Executive Officer

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